As filed with the Securities and Exchange Commission on December 3, 1999


                                                      Registration No. 333-70307
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                         POST-EFFECTIVE AMENDMENT NO. 2


                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                              LOG ON AMERICA, INC.
                 (Name of Small Business Issuer in its Charter)

        Delaware                      7375                      05-0496586
(State of Incorporation)  (Primary Standard Industrial       (I.R.S. Employer
                           Classification Code Number)       Identification No.)

                              --------------------

                                 3 Regency Plaza
                         Providence, Rhode Island 02903
                                 (401) 459-6298
              (Address and telephone number of principal executive
                    offices and principal place of business)

                              --------------------

                            David R. Paolo, President
                              Log On America, Inc.
                                 3 Regency Plaza
                         Providence, Rhode Island 02903
                                 (401) 459-6298
            (Name, address and telephone number of agent for service)

                                   Copies to:

Gary W. Mair, Esq.                            Lawrence B. Fisher, Esq.
Silverman, Collura & Chernis, P.C.            Orrick, Herrington & Sutcliffe LLP
381 Park Avenue South, Suite 1601             30 Rockefeller Plaza, 40th Floor
New York, New York 10016                      New York, New York 10112
Telephone (212) 779-8600                      Telephone (212) 506-3660
Facsimile (212) 779-8858                      Facsimile (212) 506-3730

      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________________________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________________________

      If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                    Proposed Maximum         Prosposed Minimum
Title of Each Class of Securities to be         Amount to be        Offering Price Per       Aggregate Offering     Amount of
Registered                                      Registered          Share(1)                 Price (1)              Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                       2,530,000(2)             $10.00                $25,300,000           $7,033.40
------------------------------------------------------------------------------------------------------------------------------------
Representative's Warrants to purchase shares
of Common Stock                                      220,000                $.0001                    $22                 $0(4)
------------------------------------------------------------------------------------------------------------------------------------
Common stock Issuable Upon Exercise of
Representative's Warrants                           220,000(3)              $12.00                $2,640,000             $733.92
------------------------------------------------------------------------------------------------------------------------------------
Common Stock held by Selling Stockholders
                                                    1,896,116               $10.00                $18,961,160           $5,271.20
------------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying Warrants held by
Selling Stockholders                               1,131,921(3)             $10.00                $11,319,210           $3,146.74
------------------------------------------------------------------------------------------------------------------------------------
Total                                              5,998,037                  --                  $58,220,392         $16,185.27(5)
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act.

(2) Includes 330,000 shares of Common Stock issuable upon exercise of an over-allotment option granted to the Underwriter.

(3) Pursuant to Rule 416 of the Securities Act, there are also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Representative's Warrants.

(4)   No registration fee is required pursuant to Rule 457 of the Securities
      Act.

(5) The registrant has previously paid $16,185.27 in registration fees.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         SEC Registration Fee                                        $16,185.27
         Nasdaq National Market System Listing Fee                   $ 35,000
         NASD Filing Fee                                             $  4,676
         Printing and Engraving Expenses                             $ 75,000*
         Legal Fees and Expenses                                     $125,000*
         Accounting Fees and Expenses                                $ 50,000*
         Transfer Agent's Fees and Expenses                          $ 10,000*
         Blue Sky Fees and Expenses                                  $ 35,000*
         Miscellaneous Expenses                                      $ 10,000*
                                                                     --------
                  TOTAL                                              $360,861*

      *Estimated

      The Selling Stockholders will not pay any portion of the foregoing expenses of issuance and distribution.

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      LOA's Certificate of Incorporation, as amended and Amended Bylaws limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the directors' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and
(iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of LOA's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

      LOA is planning to enter into indemnification agreements with each of its current and future directors and officers which provide for indemnification of, and advancing of expenses to, such persons to the greatest extent permitted by Delaware law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and the advancing of expenses are discretionary under Delaware law.

      LOA's Certificate of Incorporation authorizes LOA to purchase and maintain insurance for the purposes of indemnification. LOA intends to apply for directors' and officers' insurance, although there can be no assurance that LOA will be able to obtain such insurance on reasonable terms, or at all.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of LOA pursuant to the foregoing provisions, or otherwise, LOA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Corporation Takeover Provisions

      Section 203 of the Delaware General Corporation Law

      LOA is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (LOA did not make such an election) (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to render or vote stock held by the plan) or, (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during t he previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of LOA and therefore could discourage attempts to acquire LOA.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

December 1998 Private Placement (December Placement)

      In December 1998 LOA closed a private placement of 24 units ("Units"), each unit consisting of 15,384 shares of Common Stock, at a price of $50,000 per Unit. LOA sold 369,216 shares of its Common Stock to "accredited investors," as that term is defined in the Securities Act, and raised gross proceeds of $1,200,000. The placement agent for the December Placement was Security Capital Trading, Inc., which received a commission of 10% of the $1,200,000 raised and a non-accountable expense allowance of 3% per Unit sold. Security Capital Trading, Inc. was granted warrants to purchase (a) 13,076 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants granted on December 3, 1998, exercisable during the four year period commencing December 1999 and expiring December 2003 at $3.90 per share; and (b) 23,845 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants, granted on December 23, 1998, exercisable during the four year period commencing December, 1999 and expiring December 2003 at $3.90 per share. The December Placement was exempt from state and federal registration pursuant to Rule 506 of Regulation D, and Section 4(2) of the Securities Act.

July 1998 Private Placement

      In July 1998 LOA closed a private placement of shares of Common Stock at a price of $1.00 per share. LOA sold 275,000 shares of Common Stock to accredited investors and received gross proceeds of $275,000. The private placement was offered by LOA's officers and directors, none of whom received commissions for the sales. The private placement was exempt from state and federal registration pursuant to Rule 506 of Regulation D, and Section 4(2) of the Securities Act.

Recent Acquisitions.

      On August 3, 1999, we completed the acquisition of all the outstanding shares of Cybertours, Inc. in exchange for 506,667 shares of our Common Stock valued at $7,600,000. Pursuant to the terms of this agreement, dated July 2, 1999, Cybertours has certain demand rights to register the shares.

      On September 20, 1999, we acquired certain assets of Netquarters Inc. in exchange for $256,000 in cash and 16,000 shares of our Common Stock valued at $256,000, pursuant to an agreement, dated August 24, 1999.


Warrants

      In June 1999, LOA granted warrants for the purchase of 50,667 shares of common stock at an exercise price of $12.25 per share to one entity, International Technology Marketing Inc. in consideration of services rendered. The warrants provide for piggyback registration rights and are exercisable during the 5 year period commencing June 17, 1999. No information was given to this accredited entity but it was provided with the opportunity to review LOA's corporate records.

      In August 1998, LOA granted warrants for the purchase of 1,000,000 shares of Common Stock at an exercise price of $1.00 per share to four entities, ICC Consulting, Inc., Scofield Dennison Corp., Northeastern Fibercom and Horizon Fiber, Inc. in consideration of certain business promotion and sales. The warrants provide for piggyback registration rights and are exercisable during the four year period commencing January 15, 1999. No information about LOA was given to these entities, but they were provided with the opportunity to review LOA's corporate records.

      In December 1998, LOA granted warrants for the purchase of 50,000 shares of Common Stock to Silverman, Collura, Chernis & Balzano, P.C. ("SCCB"), LOA's legal counsel, for services rendered. The warrants provide for cashless exercise and piggy-back registration rights. The warrants are exercisable during the five year period commencing December 31, 1998 at an exercise price of $3.50 per share. LOA had a pre-existing relationship with SCCB prior to the warrant issuance. SCCB was provided with complete due diligence documents relating to LOA prior to the issuance of the warrants.

      In December 1998, LOA granted warrants for the purchase of 45,000 shares of Common Stock to Kenneth M. Cornell, LOA's interim CFO, for services rendered. The warrants provide for piggy-back registration rights and are exercisable during the four year period commencing December 31, 1998 at an exercise price of $3.25 per share. Mr. Cornell was given access to all corporate records prior to the issuance of the warrants.


      All of the above warrants were issued pursuant to an exemption under
Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS

Exhibit No.          Description
-----------          -----------

1.1*                 Form of Underwriting Agreement

1.2*                 Form of Underwriter's Warrant Agreement

3.1*                 Certificate of Incorporation of Registrant, as amended

3.2*                 By-laws of Registrant, as amended

4.1*                 Specimen certificate representing Registrant's Common Stock

5.1* Opinion of Silverman, Collura, Chernis & Balzano, P.C. with respect to legality of the securities of the Registrant being registered

10.1*                David R. Paolo Employment Agreement

10.2*                Raymond Paolo Employment Agreement

10.3*                Form of Lock-up Agreement

10.4* Lease Agreement for premises located at 3 Regency Plaza, Providence, Rhode Island.

10.5*                1999 Stock Option Plan


10.6*                Kenneth M. Cornell Employment Agreement

10.7*                Acquisition agreement between Cybertours, Inc. and Log On
                     America, Inc.

10.8*                Equipment and Service Agreement with Nortel Networks

10.9* Line of Credit Agreement between Log On America, Inc. and Fleet National Bank


23.1*                Consent of Silverman, Collura, Chernis & Balzano, P.C.
                     (included in Exhibit 5.1)



23.2*                Consent of Tauber & Balser, P.C.


24.1 Power of Attorney (set forth on signature page of the Registration Statement)

27                   Financial Data Schedule

      *     previously filed.

      b.    Financial Statement Schedules.

            None

ITEM 28. UNDERTAKINGS.

      (a)   Rule 415 Offerings.

      The undersigned issuer hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

      (iii) Includes any additional or changed material information on the plan of distribution.

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b)   Request for acceleration of effective date.

      (1) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

      (2) For determining liability under the Securities Act, treat the information in the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus file by the small business issuer under rule 424(b)(1), or (4) or 457(h) under the Securities Act as part of this registration statement as at the time the Commission declares it effective.

      (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Post Effective Amendment No. 1 to Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Providence, State of Rhode Island, on December 2, 1999.


                                            LOG ON AMERICA, INC.

                                            By:s/ David R. Paolo
                                               ---------------------------------
                                               David R. Paolo, President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities with LOA and on the dates indicated.

         Signature                     Title                           Date
         ---------                     -----                           ----


s/ David R. Paolo           President, CEO and Chairman         December 2, 1999
--------------------------
David R. Paolo

*                           Principal Financial Officer and     December 2, 1999
--------------------------  Principal Accounting Officer
Kenneth M. Cornell

                            Vice President of Administration,
*                           Secretary, Treasurer and Director   December 2, 1999
--------------------------
Raymond E. Paolo

--------------------------  Vice President of Operations and    December 2, 1999
Donald J. Schattle II       Technology, Director

s/ Shastri Divakaruni       Director                            December 2, 1999
--------------------------
Shastri Divakaruni

s/ David M. Robert          Director                            December 2, 1999
--------------------------
David M. Robert

s/ Steven Gilbert
--------------------------
Steven Gilbert              Executive Vice President,           December 2, 1999
                            Director



    * David Paolo as attorney-in-fact